Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

B&G Foods, Inc.:

We consent to the incorporation by reference in the registration statements (Registration Nos. 333 150903 and 333 168845) on Form S 8 and (Registration Nos. 333-212975 and 333-191624) on Form S 3 of B&G Foods, Inc. of our reports dated February 26, 2019, with respect to the consolidated balance sheets of B&G Foods, Inc. and subsidiaries as of December 29, 2018 and December 30, 2017, the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for the fiscal years ended December 29, 2018, December 30, 2017 and December 31, 2016, and the related notes and the schedule of valuation and qualifying accounts, and the effectiveness of internal control over financial reporting as of December 29, 2018, which reports appear in the December 29, 2018 annual report on Form 10 K of B&G Foods, Inc.

/s/ KPMG LLP

Short Hills, New Jersey

February 26, 2019